UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Revised Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ARBINET-THEXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 9, 2006, Arbinet-thexchange, Inc. (the “Company”) sent a letter to stockholders of the Company, which is attached hereto.

Stockholders of the Company are urged to read the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on May 3, 2006, which contains important information regarding the Company’s 2006 Annual Meeting. Stockholders of the Company and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Innisfree M&A Incorporated, the firm assisting the Company in the solicitation of proxies, toll-free at (888) 750-5834.

June 9, 2006

Dear Arbinet-thexchange Stockholder:

LEADING INDEPENDENT PROXY FIRM RECOMMENDS STOCKHOLDERS VOTE

FOR ARBINET NOMINEES ON THE WHITE PROXY CARD

Arbinet’s Annual Meeting of Stockholders is less than a week away! We strongly urge you to vote FOR Arbinet’s independent and experienced nominees by signing, dating and returning the WHITE proxy card TODAY. You should also be aware that Glass Lewis & Co., one of the nation’s leading independent voting advisory firms, whose clients include hundreds of institutional investors, mutual funds, and pension funds, recommends that stockholders vote FOR the Arbinet nominees.

YOUR CHOICE IS CLEAR:

Arbinet’s Board and Management Team	Alex Mashinsky and Robert A. Marmon
✓ Sustained track record since product launch in 2000	x Questionable track record at Arbinet and since then

✓ Plan to accelerate growth is underway	x No substantive strategy

✓ Experienced and respected by employees, customers and peers	x Mashinsky was forced to resign from Arbinet after failing to deliver results that matched his vision

✓ Compensation linked to performance and designed to maximize retention	x Seeking to award themselves significant options, or approximately 40% of Arbinet

✓ Arbinet’s CEO has never sold any of his Arbinet shares	x Mashinsky sold virtually all of his Arbinet stock following the Company’s IPO

✓ Independent Board with relevant expertise, committed to enhancing stockholder value	x Mashinsky has held NO management position at any operating company other than Arbinet, and has NEVER managed a public company

ARBINET HAS THE RIGHT TEAM AND PLAN TO GROW THE

COMPANY AND CREATE VALUE FOR ALL STOCKHOLDERS

In recommending that Arbinet stockholders vote FOR the Company’s nominees, Glass Lewis stated:

•	“[W]e believe the current management and board should be given an opportunity to implement their growth strategy and creating value for shareholders.”

Your Board and management team are implementing a plan that builds on Arbinet’s strong asset base and is designed to result in top-line growth in the fourth quarter of 2006. In distinct contrast, Dissidents Mashinsky and Marmon have suggested that drastically cutting prices of Arbinet’s core services would be an effective way to grow the business.

Your decision is simple: give Arbinet’s current Board and management team an opportunity to complete the growth initiatives on the solid, profitable base that they have already built, or simply hope that Dissidents Mashinsky and Marmon – despite their previous failures – can somehow successfully execute the same growth plan on a much smaller, perhaps unprofitable, base.

DO NOT BE MISLED:

MASHINSKY AND MARMON HAVE DISTORTED THE FACTS

Dissidents Mashinsky and Marmon have tried to divert your attention away from their own excessive compensation and options scheme by focusing on the options that Arbinet’s management team recently exercised. You should be aware of the facts:

Fact 1	Arbinet’s management team was awarded these options in 2000 and 2001 when the Company was losing up to $30 million annually.

Fact 2	These options were exercised despite personal tax consequences because Arbinet’s management believes strongly in the Company’s current Board and leadership team and in Arbinet’s strategy.

WITH YOUR SUPPORT, ARBINET’S BOARD AND MANAGEMENT

CAN BUILD VALUE FOR ALL STOCKHOLDERS

VOTE THE WHITE PROXY CARD TODAY

Your Board unanimously recommends that you support your Board and management team by voting FOR Arbinet’s nominees – Michael J. Donahue and Leo J. Pound. Your vote is extremely important. Remember, even if you previously returned a Green proxy card, you have every legal right to change your vote – simply sign, date and return the enclosed WHITE proxy card today.

On behalf of the Arbinet Board of Directors, thank you for your continued support.

J. Curt Hockemeier

President, Chief Executive Officer and Director

IF YOU HAVE ANY QUESTIONS ABOUT THE LAST-MINUTE VOTING OF YOUR

SHARES, PLEASE CONTACT THE FIRM ASSISTING US:

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TOLL-FREE AT 1-888-750-5834.